EXHIBIT 10.1

Employment Agreement

This Employment Agreement ("Agreement"), dated as of August 6, 2015, is entered into between Success Holding Group International, a Nevada Corporation with its principal office located at 531 Airport North Office Park, Fort Wayne, Indiana ("Company"), and Yu-Yun Tristan Kuo with residence at 10369 Breconshire Road, Ellicott City, MD 21042, USA (the "Executive").

WHEREAS, the Company desires to engage the Executive as, and the Executive agrees to serve as Chief Financial Officer (CFO) of the Company, upon the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1.	TERMS

This Agreement (the "Initial Agreement") is for a twelve-month period, beginning on August 3, 2015 and continuing until July 31, 2016, provided however that 1) this Agreement may be terminated by either party in accordance with the terms of Section 5 of this Agreement; or 2) such term of employment may be extended by a subsequent agreement.

2.	EMPLOYMENT AND DUTIES

2.1	General. The Executive will perform such duties and services for the Company as may be designated from time to time by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board and the Chief Executive Officer of the Company and to carry out the functions typically performed by a Chief Financial Officer. The Executive and the Company further agree that the Executive will also devote time to the business and affairs of the Company's other subsidiary companies (collectively the "Subsidiaries"), that such time and attention to the business and affairs of the Subsidiaries is for the benefit of the Company and in furtherance of the Executive's duties and responsibilities to the Company under this Agreement and applicable law.

2.3	Reimbursement of Expenses. Unless otherwise agreed to by the Executive and the Company, the Company will reimburse the Executive for reasonable travel and other business expenses incurred by him to fulfill his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

3.	COMPENSATION

3.1	Base Salary. From the Effective Date, the Executive will be entitled to receive an annual base salary of $100,000 ("Base Salary") payable in equal installments every month and in accordance with the Company's payroll practices and applicable law. If the rate of Base Salary per annum paid to Executive is increased during the term of employment, such increased rate will thereafter constitute the Base Salary for all purposes of this Agreement. Base Salary will not be decreased during the term of employment without the mutual consent of Executive and the Company.

3.2	Bonus Compensation. In addition to his Base Salary, Executive shall be eligible to receive an annual cash performance bonus (the "Bonus") for each calendar year during the term of employment in an amount equivalent to one month's Base Salary if, and to the extent that, Executive remains employed by the Company on December 15th of such calendar year. Such Bonus shall be paid no later than January 15th of the calendar year following the year in which the Bonus is earned. Executive further may be eligible to receive additional bonus compensation as may be awarded to the Executive from time to time by the Board in the sole and absolute discretion of the Board.

3.3	Stock-Based Compensation. Upon the execution of this Agreement, the Executive will be granted 20,000 shares of the Company's common stock (the "Shares") vesting in 12 monthly installments starting on the commencement date of the employment ("Stock Grant"). In addition, Executive will be granted an option on the commencement date of each renewal agreements following this Initial Agreement to purchase 60,000 shares of the Company's common stock (the "Option Grant"). The Option Grant will be evidenced by a Stock Option Agreement. The exercise price of the Option will be $4.00. The Option will vest in 12 months.

3.4	Taxes. The Company shall be responsible for the employer's share of taxes as required by United States laws and regulations and the Executive shall be responsible for payment of any personal income or other taxes in the PRC, Taiwan and the United States.

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4.	EMPLOYEE BENEFITS

4.1	Vacation. The Executive shall be entitled to 20 days of paid vacation per year (pro-rated for any partial calendar). All annual leave days will be taken at times mutually agreed by the Executive and the Company and will be subject to the business needs of the Company. If, however, in any calendar year during the term of employment, the Executive is unable to take the full vacation days due to the business needs of the Company, the Company, in its discretion, shall either pay the Executive for the unused vacation time at the end of any year, or permit the Executive to carry such unused vacation time to a following year for Executive's use in such year or subsequent years. In addition, Executive shall be entitled to normally established paid holidays and other employee benefit programs, including but not limited to, sick leave and personal days.

4.2	Medical Coverage. The Company will either (a) purchase and provide Executive and his spouse with reasonable medical health insurance that provides coverage in the United States or (b) reimburse the Executive for the premiums he incurs for purchasing such medical health insurance for himself and his spouse.

4.3	Other Programs. The Executive will, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holiday) which may be established by the Company for, or made available to, its executives generally.

5.	TERMINATION OF EMPLOYMENT

5.1	By the Executive. The Executive may terminate his employment at any time of this agreement by giving two-week notice in writing to the Company. During the notice period, Executive must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in the termination for cause described below, but otherwise Executive's salary and benefits will remain unchanged during the notice period.

5.2	Termination by Company For Cause. The Company may terminate the Executive's employment immediately for "Cause" if 1) any act or omission that constitutes a breach by the Executive of any of his obligations under this Agreement or any Company policy or procedure and failure to cure such breach after notice of, and a reasonable opportunity to cure, such breach; 2) the continued willful failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company; 3) an alleged act (with credible substantiated evidence) of moral turpitude, dishonesty, fraud or violation of law (whether or not connected to the Company or its Affiliates (as defined in Section 8.1) by, or criminal conviction of, the Executive which in the determination of the Board (in its sole discretion) would render his continued employment by the Company damaging or detrimental to the Company or its Affiliates in any way; or 4) any misappropriation of Company property by the Executive. If the Executive's employment is terminated by the Company with Cause, the Company shall pay to the Executive all compensation to which the Executive is entitled through the date of termination, and thereafter, all of the Company's obligations under this Agreement shall cease.

5.3	Termination by Company Without Cause. Except in situations where the Executive's employment is terminated for Cause, by death or by permanent disability, in the event that the Company terminates Executive's employment at any time without Cause, the Company may terminate this employment at any time of this Agreement by giving two- week notice in writing to Executive. Executive shall continue to receive his Base Salary through the last day of the two-week notice period, payable in the form of salary continuation. In addition, the Company shall cause the Stock Grant and Option Grant to be fully vested immediately.

5.4	Termination By Death or Disability. The Executive's employment and rights to compensation under this Agreement shall terminate if the Executive is unable to perform the duties of his position due to death or disability lasting more than 180 days, and Executive's estate and the like shall not be entitled to any of compensation or benefits except as provided in Section 6 of this Agreement.

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6.	DEATH OR DISABILITY

In the event of termination of employment by reason of non-work-related death or Permanent Disability, the Executive (or his estate, as applicable) will be entitled to Base Salary and benefits determined under Sections 3 and 4 through the date of termination. In the event of termination of employment by reason of work related death or Permanent Disability, the Executive (or his estate, as applicable) will be entitled to the greater of 1) Base Salary and benefits determined under Sections 3 and 4 through the date of termination; or 2) the minimum compensation permitted by applicable law. In the event of termination of employment by reason of work related death or Permanent Disability, the Company shall cause the Stock Grant and Option Grant to be fully vested immediately to the Executive (or his estate, as applicable). Other benefits will be determined in accordance with the benefit plans maintained by the Company, and the Company will have no further obligation hereunder. For purposes of this Agreement, "Permanent Disability" means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity exists for any continuous period of 180 days.

7.	CONFIDENTIALITY

7.1	Confidentiality. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the term of his employment, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession.

7.2	Acknowledgment of Company Assets. The Executive acknowledges that the Company, at the Company's expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its current and prospective customers, vendors and employees, and that such goodwill is valuable property of the Company. The Executive further acknowledges that to the extent such goodwill will be generated through the Executive's efforts, such efforts will be funded by the Company and the Executive will be fairly compensated for such efforts. The Executive acknowledges that all goodwill developed by the Executive relative to the Company's customers, vendors and employees will be the sole and exclusive property of the Company and will not be personal to the Executive.

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7.3	Exclusive Property. The Executive confirms that all confidential information is and will remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company will be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive. Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all of the following that are in the Executive's possession or under his control: (i) all computers, telecommunication devices and other tangible property of the Company and its Affiliates, and (ii) all documents and other materials, in whatever form, which include confidential information or which otherwise relate in whole or in part to the present or prospective business of the Company or its Affiliates, including but not limited to, drawings, graphs, charts, specifications, notes, reports, memoranda, and computer disks and tapes, and all copies thereof.

7.4	Communication to Third Parties. The Executive agrees that Company will have the right to communicate the terms of this Section 7 to any third parties, including but not limited to, any prospective employer of the Executive. The Company waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from such disclosure of the terms of this Section 7.

7.5	Independent Obligations. The provisions of this Section 7 will be independent of any other provision of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense of the enforcement of this Section 7 by the Company.

7.6	Non-Exclusivity. The Company's rights and the Executive's obligations set forth in this Section 7 are in addition to, and not in lieu of, all rights and obligations provided by applicable statutory or common law.

8.	INDEMNIFICATION

8.1	Indemnification of the Executive. The Company agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance any expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations, against any and all expenses and liabilities that Executive incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as an Executive of the Company or any of its subsidiaries or Affiliates (whether or not he continues to be an Executive at the time of incurring any such expenses or liabilities "Affiliate" means, with respect to any person or entity, any other person or entity that is directly, or indirectly through one or more intermediaries, controlled by, controlling or under common control with such person or entity.

9.	NON-COMPETITION; NON-SOLICITATION.

9.1	Non-Compete. The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 9.1, (i) "Competing Business" means any company or entity in the same line of business as the Company, including but not limited to, motivational speaking, health drinks and online movies, and (ii) "Covered Area" means all geographical areas of the United States, China, Taiwan and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

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9.2	Non-Solicitation. The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company's and/or its affiliates' business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

9.3	Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 9 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

10.	FOREIGN CORRUPT PRACTICES ACT.

The Company and the Executive each represent and warrant that it is aware of and familiar with the provisions of the Foreign Corrupt Practices Act of 1977, as amended by the Omnibus Trade and Competitiveness Act of 1988 ("FCPA"), and the rules and regulations thereunder, and its purpose. Each party agrees that it will take no action and make no payment in violation of, or which might cause the Company or the Executive to be in violation of, the FCPA, including, but not limited to, the making of unlawful payments to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds.

11.	MISCELLANEOUS.

11.1	Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

11.2	Assignment. The rights and obligations of this Agreement will bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. Neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by the Executive.

11.3	Entire Agreement. This Agreement represents the entire agreement of the Company and the Executive and will supersede any and all previous contracts, arrangements or understandings.

11.4	Governing Law. This Agreement will be construed and interpreted in accordance with and governed by the law of the State of Delaware, USA, without regard to the choice-of-law provisions thereof that might direct the application of the law of another jurisdiction.

11.5	Dispute Resolution. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of Delaware, or the United States District Court for the District of Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Executive and the authorized representative of Success Holding Group International, Inc., execute and enter into this Agreement as of the date first written above.

EXECUTIVE

Date: August 6, 2015	By:	/s/ Yu-Yun Tristan Kuo
Yu-Yun Tristan Kuo

SUCCESS HOLDING GROUP INTERNATIONAL

Date: August 6, 2015	By:	/s/ Chi-Jui Hong
	Name:	Chi-Jui Hong
	Title:	Chief Executive Officer

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